Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-84776 on Form N-1A of our report dated December 17, 2024 relating to the financial statements and financial highlights of Fidelity Advisor Capital & Income Fund (formerly known as Fidelity Advisor High Income Advantage Fund, name change effective 12/30/2024) and our reports dated December 16, 2024, relating to the financial statements and financial highlights of Fidelity Advisor Value Fund and Fidelity Advisor Floating Rate High Income Fund, each a fund of Fidelity Advisor Series I for the year ended October 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 19, 2024